Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of March 9, 2011, by and among The Princeton Review, Inc. (“TPR”), Penn Foster, Inc. (“PG”; and together with TPR, each individually a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, the Lenders (as defined below) party hereto, and General Electric Capital Corporation (“GE Capital”), as Administrative Agent and Collateral Agent for the Lenders and the L/C Issuers (in such capacity, the “Administrative Agent”).

RECITALS

A. Borrowers, the other Loan Parties signatory thereto, the Lenders signatory thereto from time to time and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of August 6, 2010 (the “Credit Agreement”).

B. Borrowers have requested that the Lenders amend the Credit Agreement in certain respects and the Required Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Applicable Margin”, “Consolidated EBITDA”, “Consolidated Fixed Charge Coverage Ratio” and “Excess Cash Flow” in their entirety with the following:

“Applicable Margin” means, with respect to Revolving Loans, Swing Loans and the Term Loans, a percentage equal to (a) during the period prior to the First Amendment Effective Date, the percentage applicable immediately prior to giving effect to the First Amendment, (b) from the First Amendment Effective Date and ending on the date of delivery of the Financial Statements for the Fiscal Quarter ending June 30, 2011, the percentage set forth in the applicable column opposite Level I in the table set forth in clause (b) below and (c) thereafter, as of each date of determination (and until the next such date of determination), a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the Consolidated Total Leverage Ratio in effect as of the last day of the most recently ended Fiscal Quarter:

LEVEL	CONSOLIDATED TOTAL LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS
		REVOLVING LOANS AND TERM LOANS	REVOLVING LOANS AND TERM LOANS
I	Greater than or equal to 2.50 to 1.00	4.50%	5.50%
II	Less than 2.50 to 1.00	4.00%	5.00%

Each date of determination for the “Applicable Margin” shall be the date that is 3 Business Days after delivery by the Borrower Representative to the Administrative Agent of a new Compliance Certificate pursuant to Section 6.1(d). Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Consolidated Total Leverage Ratio), the Applicable Margin shall equal the percentage set forth in the appropriate column opposite Level I in the table above, effective immediately upon (x) the occurrence of any Event of Default under Section 9.1(e)(ii) or (y) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower Representative during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) restructuring amounts incurred (x) on or prior to December 31, 2010 in connection with the New York, New York office consolidation and the reduction in the supplemental education services business in an aggregate amount not to exceed $5,100,000 and (y) as proposed by TPR in reasonable detail, approved by a third party auditor and as reasonably agreed to by the Administrative Agent in an aggregate amount not to exceed $6,000,000 from January 1, 2011 through December 31, 2011, $4,500,000 from January 1, 2012 through December 31, 2012, and $4,500,000 in any trailing twelve month trailing period thereafter (or such increased amount as approved by the Administrative Agent in its sole discretion) in periods thereafter for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (viii) in connection with all Related Transactions, (A) (i) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs (to the extent not capitalized) incurred by all Group Members and (ii) non-recurring cash charges resulting from severance, restructuring, and integration incurred within 12 months from the Original Closing Date as a result of the Acquisition as reasonably agreed to by the Administrative Agent and so long as such amounts in clauses (i) and (ii) do not exceed $14,100,000 in the aggregate, and (B) an amount equal to the annualized cost savings implemented within 12 months from the Original Closing Date for headcount reductions and combined back office operations resulting from the Acquisition as reasonably agreed to by the Administrative Agent and not to exceed $1,000,000 in the aggregate as set forth on Schedule B hereto, (ix) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent, and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom and (x) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011 and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, (vi) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period and (vii) any excess positive contributions to Consolidated Net Income from the Strategic Ventures which are not Loan Parties exceeding 10% of Consolidated EBITDA in the aggregate or such higher amount as agreed to by the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period minus Consolidated Capital Expenditures of such Person for such period (other than (i) Capital Expenditures from Permitted Reinvestments, (ii) Excluded Capital Expenditures used to purchase Growth Capital Expenditures, (iii) Excluded Capital Expenditures used to make investments in or to purchase Strategic Ventures, (iv) Capital Expenditures in any trailing twelve month period ended on or prior to December 31, 2012 in an amount equal to the amount of cash on the balance sheet, not to exceed $3,000,000 and (v) integration related Capital Expenditures in Fiscal Year 2010 and 2011 in an amount not to exceed $6,900,000 in the aggregate, minus the total liability for United States federal income taxes and other taxes measured by net income actually payable by such Person in respect of such period to (b) the Consolidated Fixed Charges of such Person for such period.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of TPR for such period, minus (b) without duplication, (i) any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow, (ii) any scheduled or other cash principal payment made by the Borrowers or any of their Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof); provided that if such payment is payment with respect to the Senior Subordinated Notes or the Junior Subordinated Notes, solely to the extent such payment is permitted by the applicable Subordination Agreement, (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any Excluded Capital Expenditures or any other Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations and any Capitalized Lease Obligations, (iv) the Consolidated Cash Interest Expense of such Person for such period, (v) any cash losses from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by income, (vii) cash utilized for Permitted Investments described in Section 8.3(d) and (e), (viii) cash utilized for Restricted Payments described in Section 8.5(c), (ix) restructuring amounts incurred (x) in periods in 2010 in connection with the New York, New York office consolidation and the reduction in the supplemental education services business in an aggregate amount not to exceed $5,100,000 and (y) as proposed by TPR in reasonable detail, approved by a third party auditor and in an aggregate amount not to exceed $6,000,000 in periods in 2011 and $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) in periods thereafter for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (x) in connection with all Related Transactions, (A) (i) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs (to the extent not capitalized) incurred by all Group Members and (ii) non-recurring cash charges resulting from severance, restructuring, and integration incurred within 12 months from the Original Closing Date as a result of the Acquisition as reasonably agreed to by the Administrative Agent and so long as such amounts in clauses (i) and (ii) do not exceed $14,100,000 in the aggregate, and (B) an amount equal to the annualized cost savings implemented within 12 months from the Original Closing Date for headcount reductions and combined back office operations resulting from the Acquisition as reasonably agreed to by the Administrative Agent and not to exceed $1,000,000, (xi) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom, (xii) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011, (xiii) expenses incurred in cash in connection with or on behalf of or other cash investments in the Strategic Ventures other than any such expenses or investments made from the proceeds of Excluded Stock Issuances and (xiv) any increase in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) and plus (c) without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and (ii) any decrease in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Borrowing Availability” shall mean the lesser of (i) the amount by which the then effective Revolving Credit Commitments exceed the aggregate Revolving Credit Outstandings at such time and (ii) the maximum amount of Revolving Loans that could be drawn on such date if after giving pro forma effect to such borrowing TPR would be in compliance with the Consolidated Total Leverage Ratio of TPR then in effect (using Consolidated EBITDA for the most recently delivered financial statements) and the Consolidated Senior Leverage Ratio of TPR (using Consolidated EBITDA for the most recently delivered financial statements).

“Cash Available” means, as of any date of determination the sum of (i) Cash on Hand as of such date plus (ii) Borrowing Availability as of such date.

“Cash on Hand” means, as of any date of determination, with respect to TPR and its Subsidiaries the aggregate amount of cash and cash equivalents held in deposit and securities accounts which are not subject to a pledge, security interest or Lien of any Person (other than Permitted Encumbrances) except the Administrative Agent and the Lenders and which are available for general operational purposes.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of March 9, 2011.

“First Amendment Effective Date” means March 9, 2011.

3. Amendment to Section 5.1. Section 5.1 of the Credit Agreement is amended by replacing such Section 5.1 in its entirety with the following:

Section 5.1 Maximum Consolidated Total Leverage Ratio TPR shall not have, on the last day of each Fiscal Quarter, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
December 31, 2010	4.00 to 1
March 31, 2011 through and including June 30, 2011	4.50 to 1
September 30, 2011	4.40 to 1
December 31, 2011	4.25 to 1
March 31, 2012	3.75 to 1
June 30, 2012	3.50 to 1
September 30, 2012	3.25 to 1
December 31, 2012	3.00 to 1
March 31, 2013	2.75 to 1
June 30, 2013	2.50 to 1
September 30, 2013	2.25 to 1
December 31, 2013 through and including September 30, 2014	2.00 to 1

4. Amendment to Section 5.2. Section 5.2 of the Credit Agreement is amended by replacing such Section 5.2 in its entirety with the following:

Section 5.2 Maximum Consolidated Senior Leverage Ratio. Borrower shall not have, on the last day of each Fiscal Quarter, a Consolidated Senior Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
December 31, 2010 through and including September 30, 2011	2.25 to 1
December 31, 2011	2.10 to 1
March 31, 2012	1.75 to 1
June 30, 2012 through and including September 30, 2012	1.50 to 1
December 31, 2012 through and including March 31, 2013	1.25 to 1
June 30, 2013 through and including March 31, 2014	1.00 to 1
June 30, 2014	0.75 to 1
September 30, 2014	0.50 to 1

5. Amendment to Article 5. Article 5 of the Credit Agreement is amended by adding the following new Section 5.6 to such Article:

5.6 Minimum Liquidity. Commencing with the first Fiscal Quarter most recently ended after the First Amendment Effective Date, TPR shall not permit Cash Available as of the last day of any Fiscal Quarter to be less than $4,500,000.

6. Amendment to Section 6.1. Section 6.1 of the Credit Agreement is amended by replacing Section 6.1(b) and (d) in their entirety with the following:

(b) Quarterly Reports As soon as available, and in any event within 45 days after (i) the end of each Fiscal Quarter for the first three Fiscal Quarters of each Fiscal Year, the Consolidated unaudited balance sheet of TPR as of the close of such Fiscal Quarter and related Consolidated statements of operations and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding periods in the prior Fiscal Year and the figures contained in the latest Projections, in each case, certified by a Responsible Officer of TPR as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of TPR as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), and (ii) the end of the last Fiscal Quarter of each Fiscal Year, a draft management prepared Consolidated unaudited balance sheet of TPR as of the close of such Fiscal Quarter and related Consolidated statements of operations and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding periods in the prior Fiscal Year and the figures contained in the latest Projections, in each case, fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of TPR as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(d) Compliance Certificate/Minimum Liquidity Certificate. Together with each delivery of any Financial Statement pursuant to clause (b)(i) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower Representative that, among other things, (i) shows in reasonable detail the calculations used in determining the financial covenants set forth in Article 5 and, if delivered together with any Financial Statement pursuant to clause (c) above, the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis, (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto, (iv) sets forth all Maintenance Capital Expenditures and Growth Capital Expenditures made during such period, (v) sets forth in reasonable detail all Strategic Ventures expenditures and terms on a cumulative basis entered into during such period and (vi) sets forth the roll-forward balance of Excluded Stock Issuances for such period and the expenditures and terms thereof on a cumulative basis. Within five (5) Business Days after the end of any Fiscal Quarter, Borrower shall deliver to Administrative Agent and Lenders a Certificate in the form of Exhibit I to the First Amendment (the “Minimum Liquidity Certificate”), signed by a Responsible Officer of Borrower, certifying as to such minimum liquidity amount together with electronic copies of any bank statements evidencing such minimum liquidity amount, such evidence to be in form and substance reasonably satisfactory to Administrative Agent.

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received each of the following:

(a) duly executed signature pages to this Amendment from the Required Lenders, Borrowers, the Administrative Agent and each Loan Party;

(b) a fully executed copy of the First Amendment to the Senior Subordinated Notes Indenture, which shall be in full force and effect on the date hereof and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(c) payment in full in cash of an amendment fee payable to each Lender executing this Amendment the date it becomes effective in an amount equal to 50 basis points of (i) the outstanding principal amount of the Term Loan held by such Lender as of the date hereof plus (ii) such Lender’s Pro Rata Share of the Revolving Credit Commitments as of the date hereof (the “Senior Amendment Fee”); provided, however, if a fee in excess of the Senior Amendment Fee (as a percentage of (i) the outstanding principal amount of the Term Loan as of the date hereof plus (ii) the Revolving Credit Commitments as of the date hereof) shall become due and payable in connection with the First Amendment to the Senior Subordinated Notes Indenture or the Junior Subordinated Securities Purchase Agreement (the “Subordinated Amendment Fee”), then the Senior Amendment Fee shall automatically be increased to the amount by which such Subordinated Amendment Fee exceeds the Senior Amendment Fee; and

(g) payment in full in cash of all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Lenders owing as of the date hereof, including all reasonable fees and expenses of counsel to the Administrative Agent and the Lenders.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Lenders and Agent that:

1. The execution, delivery and performance by such Loan Party of this Amendment (a) are within such Loan Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities); (b) do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or constitute a conflict, breach, default or termination or acceleration event under, any Loan Document or (iv) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries; and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (i) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (ii) those listed on Schedule 1 hereto and that have been, or will be prior to the First Amendment Effective Date, obtained or made, copies of which have been, or will be prior to the First Amendment Effective Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect and (iii) those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

2. This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3. Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by Borrowers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of Borrowers to the Lenders or any other obligation of Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrowers, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable and documented out-of-pocket costs expenses of outside counsel for Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Loan Party hereby releases, acquits, and forever discharges Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Loan Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Loan Documents, other than claims, liabilities or obligations caused by the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Loan Party and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS:

THE PRINCETON REVIEW, INC., AS A BORROWER

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	EVP, CFO and Treasurer

PENN FOSTER, INC., AS A BORROWER

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer

OTHER LOAN PARTIES:

PRINCETON REVIEW OPERATIONS, L.L.C. AS GUARANTOR

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer

TEST SERVICES, INC. AS GUARANTOR

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer

THE PRINCETON REVIEW OF ORANGE COUNTY, LLC AS GUARANTOR

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

PENN FOSTER EDUCATION GROUP, INC. AS GUARANTOR

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Lender

By:	/s/ Laura S. DeAngelis
Its Duly Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

FIFTEENTH INVESTMENT SPONSOR LIMITED, as Lender

By: General Electric Capital Corporation, as Servicer

By:	/s/ Laura S. DeAngelis
Its Duly Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

GARRISON FUNDING 2010-1, LLC., as Lender

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	Authorized Signatory